                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM 8-K

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): FEBRUARY 3, 1997



                        RWB MEDICAL INCOME PROPERTIES 1
                              LIMITED PARTNERSHIP
            (Exact name of Registrant as Specified in its Charter)


        LOUISIANA                          2-92396                72-1007233
(State or other Jurisdiction of   (Commission File Number)      (IRS Employer
Incorporation or Organization)                               Identification No.)

              RWB Medical Income Properties 1 Limited Partnership
                        7000 Central Parkway, Suite 850
                               Atlanta, Georgia                        30328
                    (Address of principal executive offices)        (Zip Code)


      REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (770) 668-1080



         (Former name or former address, if changed since last report)


===============================================================================

                   This Report contains a total of 4 pages.
                       Exhibit Index appears on page 3.
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ITEM 2.  ACQUISITION OR DISPOSITION OF  ASSETS.

     RWB Medical Income Properties 1 Limited Partnership (the "Partnership") entered into an asset Purchase and Sale Agreement effective as of February 3, 1997 (the "Sale Agreement"), by and among the Partnership, RWB Management Corp., the managing general partner of the Partnership, and Omega Healthcare Investors, Inc. ("Omega"). The Sale Agreement calls for the sale to Omega of the Partnership's interests in its two remaining facilities, Southpoint Manor, a long-term care facility in Miami Beach, Florida with 230 beds, and Merry Wood Lodge, a long-term care facility in Elmore, Alabama with 124 beds, and the personal property and intangible assets related to the operation of these facilities.

     The total sales consideration of $18,600,000 will be reduced by accrued expenses of $332,795 for vacation pay, sick pay, taxes and trust fund obligations as provided in the Sale Agreement, by $4,206,082 of closing costs, brokerage fees, third party settlements and other obligations, and by $893,333 for the payment of debt, resulting in estimated net proceeds from the sale of $13,167,790. These estimated net proceeds will be augmented by estimated current assets in excess of current liabilities of $2,818,245 which will increase the total amount estimated to be available for distribution to $15,986,035, which will be distributed to the Limited Partners in three installments as follows:

     1. First Installment. The Limited Partners will receive a check in the amount of $515 per Unit, payable within 30 business days of the closing and surrender of Partnership certificates (an anticipated aggregate distribution to all of the Limited Partners of $11,795,700);

     2. Second Installment. A second distribution of approximately $158 per Unit is anticipated to be made within one year of the closing. This distribution is primarily attributable to the collection of accounts receivable in the period subsequent to the closing less the payment of accounts payable and other liabilities (an anticipated aggregate distribution to all of the Limited Partners of $3,615,400); and

     3. Final Installments. A final distribution of up to $25 per Unit is anticipated to be made following the expiration of the Partnership's representations and Warranties to Omega and any additional period required to finally resolve any claims for indemnification against the Partnership brought prior to the termination of such period (and anticipated aggregate distribution to all of the Limited Partners of $574,900).

     The closing of the Sale Agreement is subject to a number of conditions, including the closing of facility acquisition agreements between Omega and three other affiliated partnerships. The approval of one of the partnerships has already been obtained and the consents of the others are being solicited contemporaneously.

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

     In February 1996, the Partnership retained The Robinson-Humphrey Company, Inc. ("Robinson-Humphrey"), an investment banking firm, to value the assets of the Partnership and its affiliates and to advise the Partnership about the possible sale of its assets and those of the affiliated partnerships. Subsequently, Robinson-Humphrey was retained to seek potential purchasers of the Partnership's assets. Robinson-Humphrey advised the Partnership that it would be more likely to obtain a higher price from a large company with a significant presence in the nursing home industry, but that such a large company would likely not be interested in acquiring individual assets, and that the larger the asset group offered for sale, the higher the price per facility was likely to be. Accordingly, Robinson-Humphrey solicited indications from those companies that it believed would be interested in purchasing all of the assets of the
Partnership and its affiliated partnerships.   18 potential purchasers requested
additional information and five of these in due course submitted written indications of interest. Ultimately, two initial proposals were submitted at prices deemed appropriate by Robinson-Humphrey, but one was encumbered with unacceptable terms and conditions. After serious negotiations with the remaining prospect the effort terminated because of threatened changes in Alabama's Medicaid reimbursement policy that would have affected all nursing homes in Alabama. Robinson-Humphrey renewed its efforts and received two additional proposals of which the Omega proposal was the best.




Exhibits.
--------

     1. The Sale Agreement effective February 3, 1997 (incorporated by reference from the RWB Medical Income Properties 1 Limited Partnership Proxy Statement as filed with the Commission on February 8, 1997).






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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf this 18th day of February by the undersigned hereunto duly authorized.



                                         RWB MEDICAL INCOME
                                         PROPERTIES 1 LIMITED
                                         PARTNERSHIP



                                         By:
                                            ---------------------------

                                         John H. Stoddard
                                         President
                                         RWB Management Corp.
                                         Managing General Partner





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